                                                                       Exhibit 1

AMENDMENT TO THE SHARK FUND NOTE

This amendment is made this 1st Day of July 2001, by Microbest, Inc. (the debtor) and THE SHARK FUND, LLC (the creditor) to the $150,000 Promissory Note dated September 1, 1999 due on September 1, 2000 with interest at 12.5% annually, issued to the creditor by the debtor.

For good and valuable consideration the parties agree to make the following amendments:

         1. The due date of the note is extended to June 30, 2002.

         2. The face amount of the note is increased to $170,000 effective October 15, 2000 to give affect to the additional $20,000 advanced to debtor. Interest on the increased amount will accrue from October 15, 2000.

         3. The creditor agrees to settle all the outstanding legal fees billed to the debtor by Paul Grecco and agrees to hold the debtor harmless for any and all claims that may be brought against the debtor by Mr. Grecco.

         4. The debtor will issue a uniform commercial code financing statement (FORM UCC-1) in favor of the creditor in the face amount of the note.

         5. In the event a financing is arranged through the efforts of Mr.
            M. J. Bruderman resulting in proceeds to the debtor prior to the maturity of the note then the proceeds of such financing shall be used to pay the note, except that such payment together with any payments to settle the William G. Smith note shall not exceed 10% of the proceeds of such financing to the debtor. (By separate agreement between the creditor and William G. Smith, the payments from such financing shall be applied to settle Mr. Smith's demand notes in full before applying any payments to the creditor's note).

Agreed to this 1st day of July, 2001.

Microbest, Inc.                            THE SHARK FUND, LLC


By                                            By
  ---------------------------                    -------------------------------
  William J. Breslin, CFO                        Matthew U. Bruderman

AMENDMENT TO PROMISSORY NOTE

This amendment is made this 1st Day of July 2001, by Microbest, Inc. (the debtor) and William G. Smith (the creditor) to the $100,000 Promissory Note dated September 31, 1998 due upon demand with interest at 8.5% annually, issued to the creditor by the debtor.

For good and valuable consideration the parties agree to make the following amendments:

         1. The demand feature is removed from the note and the due date of the note is extended to June 30, 2002.

         2. Interest accrued on the note through June 30, 2001 in the amount of $25,227 is paid herewith in cash, after giving consideration to the 50,000 shares of Microbest common stock issued to the creditor in November 1999 and valued at $9,500, resulting in a net payment of $15,727.

         3. Interest on the note from July 1, 2001 through June 30, 2002 will be paid in cash monthly at the rate of 1% per month ($1,000) beginning on August 1, 2001.

         4. The creditor waives all rights to participate in any conversion features associated with this Promissory Note and a certain Convertible Promissory Note in the amount of $100,000 dated September 1, 1999. The Convertible Promissory Note was to be issued in replacement for this Promissory Note. The creditor hereby waives any and all claims against the debtor that may be associated with the Convertible Promissory Note. The creditor further acknowledges that there was only one $100,000 advance to the debtor for which he was issued a promissory note.

         5. The debtor will issue a uniform commercial code financing statement (FORM UCC-1) in favor of the creditor in the face amount of the note.

         6. In the event a financing is arranged through the efforts of Mr.
            J. Bruderman resulting in proceeds to the debtor prior to the maturity of the note then the proceeds of such financing shall be used to pay the note, except that such payment together with any payments to settle The Shark Fund Note shall not exceed 10% of the proceeds of such financing to the debtor. (By separate agreement between the creditor and Mr. Bruderman, the payments from such financing shall be applied to settle the creditors note in full before applying any payments to The Shark Fund Note).


Agreed to this 1st day of July, 2001.

Microbest, Inc.                           William G. Smith


By                                        By
   ------------------------------            ---------------------------------
   William J. Breslin, CFO                   William G. Smith

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This amendment is made this 1st Day of July 2001, by Microbest, Inc. (the debtor) and Doug Leuthold (the creditor) to the $75,000 Convertible Promissory Note dated September 1, 1999 due on September 1, 2001 with interest at 8 3/4% annually, with a conversion feature into Microbest common stock and issued to the creditor by the debtor.

For good and valuable consideration the parties agree to make the following amendments:

         1. The due date of the note is extended to June 30, 2002

         2. The conversion price discount is increased from 20% to 25%

Agreed to this 1st day of July, 2001.

Microbest, Inc.                           Douglas Leuthold


By                                        By
   --------------------------------          ----------------------------------
   William J. Breslin, CFO                   Douglas Leuthold

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This amendment is made this 1st Day of July 2001, by Microbest, Inc. (the debtor) and Calvin Decoursey (the creditor) to the $25,000 Convertible Promissory Note dated September 1, 1999 due on September 1, 2001 with interest at 8 3/4% annually, with a conversion feature into Microbest common stock and issued to the creditor by the debtor.

For good and valuable consideration the parties agree to make the following amendments:

         1. The due date of the note is extended to June 30, 2002

         2. The conversion price discount is increased from 20% to 25%

Agreed to this 1st day of July, 2001.

Microbest, Inc.                           Calvin Decoursey


By                                        By
   --------------------------------          ----------------------------------
   William J. Breslin, CFO                   Calvin Decoursey